Exhibit 99.1

Spansion Inc.’s Common Stock to be Delisted from NASDAQ Beginning

May 7

No significant impact to business

SUNNYVALE, Calif., May 5, 2009 — Spansion Inc. (NASDAQ: SPSN), the world’s largest pure-play provider of Flash memory solutions, today announced that the Company has received notice from NASDAQ that the last day of trading for Spansion common stock on The NASDAQ Stock Market will be May 6, 2009, as a result of a delisting determination which will take effect before trading on May 7, 2009.

The Company does not expect the delisting to have any significant impact to its business. The Company believes it is making progress on its restructuring plans. With cash balances of $195 million as of April 27, of which $110 million is in the United States, Spansion believes it has adequate cash to continue normal business operations. Recently the Company announced that it plans to pursue a standalone strategy focused on the embedded solutions market and Intellectual Property (IP) licensing business, to leverage its charge-trapping technology, market segment leadership and strong customer relationships. The Company is also actively pursuing strategic alternatives for its wireless business.

Spansion’s discussions with creditors continue to progress. The Company’s goal is to have creditor and court approval of the restructuring plan by the fourth quarter. If the restructuring plan is approved, Spansion will emerge from Chapter 11 and operate without the constraints currently imposed by the U.S. Bankruptcy Court.

During the restructuring process, the Company plans to continue to provide business updates via press releases and through its website. Stockholder voting rights will not be affected by the delisting and the Company plans to continue to hold its annual stockholder meeting.

The Company’s goal is to emerge from its Chapter 11 restructuring process with a sustainable business model aimed at maximizing recovery for creditors, generating positive free cash flow and profitability. Additionally, the Company plans to seek a relisting on one of the major stock exchanges at the appropriate time after the completion of its restructuring process.

Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In particular, the press release includes forward-looking statements as to the impact of the delisting on the Company’s business, Company’s plans to file its restructuring plan, the hope to emerge from Chapter 11, plans to comply with the requirements of the Securities and Exchange Commission, the ability to effect a stand alone plan, the ability to successfully pursue strategic alternatives and plans to seek relisting on one of the major stock exchanges. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements. Forward-looking statements are made as of the date of this press release and, except as required by law, Spansion does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Spansion

Spansion (NASDAQ: SPSN) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing, selling and licensing Flash memory solutions. For more information, visit http://www.spansion.com .

Spansion(R), the Spansion logo, MirrorBit(R), MirrorBit(R) Eclipse(TM), ORNAND(TM), ORNAND2(TM), HD-SIM(TM), EcoRAM(TM) and combinations thereof, are trademarks of Spansion LLC in the United States and other countries.

SOURCE Spansion Inc.